Exhibit 15.1

March 14, 2006

Asbury Automotive Group, Inc.

622 Third Avenue

New York, New York

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Asbury Automotive Group, Inc. and subsidiaries for the periods ended September 30, 2005 and 2004, as indicated in our report dated November 3, 2005 (March 14, 2006 as to the effects of the restatement discussed in Note 2 “Restatement”); because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended September 30, 2005, is incorporated by reference in Registration Statement Nos. 333-105450, 333-84646 and 333-115402 on Form S-8 and 333-123505 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP
New York, New York